Exhibit 99.1
Alphabet Recommends Stockholders Reject the Below-Market Mini-Tender Offer by TRC Capital Investment Corporation
MOUNTAIN VIEW, Calif. (February 8, 2024) – Alphabet Inc. (NASDAQ: GOOG, GOOGL) today announced that it has received notice of an unsolicited mini-tender offer by TRC Capital Investment Corporation of Ontario, Canada to purchase up to 1 million shares of Alphabet’s Class C capital stock at a price of $138.90 per share in cash. TRC Capital Investment’s offer price of $138.90 per share is approximately 4.48 percent lower than the $145.41 closing share price of Alphabet’s Class C capital stock on February 6, 2024 – the business day prior to the date of the offer. This offer to purchase up to 1 million shares by TRC Capital Investment represents less than 0.02 percent of the shares of Alphabet’s Class C capital stock outstanding as of the February 7, 2024 offer date.
Alphabet does not endorse TRC Capital Investment’s unsolicited mini-tender offer and recommends that stockholders do not tender their shares in response to TRC Capital Investment’s offer because the offer is at a price below the current market price for Alphabet’s Class C shares and subject to numerous conditions. Alphabet is not affiliated or associated in any way with TRC Capital Investment, its mini-tender offer or its offer documentation.
TRC Capital Investment’s has made many similar mini-tender offers for shares of other companies. Mini-tender offers seek to acquire less than 5 percent of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC) that apply to offers for more than 5 percent of a company’s shares outstanding. As a result, mini-tender offers do not provide investors with the same level of protections as provided for larger tender offers under U.S. securities laws.
The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” More on the SEC’s guidance to investors on mini-tender offers is available at www.sec.gov/investor/pubs/minitend.htm.
Alphabet urges investors to obtain current market quotations for their shares, to consult with their broker or financial advisor and to exercise caution with respect to TRC Capital Investment’s offer. Alphabet recommends that stockholders who have not responded to TRC Capital Investment’s offer take no action. Stockholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer, in accordance with TRC Capital Investment’s offer documentation. The offer is currently scheduled to expire at 12:01 a.m., New York City time, on March 8, 2024. TRC Capital Investment may extend the offering period at its discretion.
Alphabet encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.
Alphabet requests that a copy of this release be included with all distributions relating to TRC Capital Investment’s mini-tender offer related to shares of Alphabet stock.

About Alphabet Inc.
Alphabet is a collection of companies, the largest of which is Google. Larry Page and Sergey Brin founded Google in September 1998 and the company is headquartered in Mountain View, Calif. Billions of people use its wide range of popular products and platforms each day, like Search, Ads, Chrome, Cloud, YouTube and Android.
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